Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Southern California Edison Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equityt	7.50% Fixed Rate Trust Preference Securities of SCE Trust VII	457(r)	$550,000,000	100%	$550,000,000	.0001476	$81,180.00

	Equity	Series M Preference Stock(2)

	Equity	Guarantee of Trust Preference Securities of SCE Trust VII(3)

	Total Offering Amounts					$550,000,000		$81,180.00

	Total Fees Previously Paid							—

	Net Fee Due							$81,180.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)

The Series M Preference Stock will be issued by SCE and will be purchased by SCE Trust VII with the proceeds of the sale of the 7.50% Fixed Rate Trust Preference Securities issued by it. The Series M Preference Stock may later be distributed to the holders of Trust Preference Securities upon dissolution of SCE Trust VII and the distribution of the assets thereof.

(3)	Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no additional registration fee is due for the guarantee.